Exhibit 99.2(n)(1)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Members of
Ironwood Institutional Multi Strategy Fund, LLC

We have audited the accompanying statement of assets and liabilities of Ironwood Institutional Multi Strategy Fund LLC (the “Fund”) as of October 19, 2010. This statement of assets and liabilities is the responsibility of the Fund's management. Our responsibility is to express an opinion on this statement of assets and liabilities based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of assets and liabilities  is free of material misstatement.  We were not engaged to perform an audit of the Fund's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of assets and liabilities, assessing the accounting principles used and significant estimates made by management, and evaluating the overall statement  of assets and liabilities presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the statement of assets and liabilities  referred to above present fairly, in all material respects, the financial position of Ironwood Institutional Multi Strategy Fund LLC at October 19, 2010 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Philadelphia, PA
October 26, 2010